Filed Pursuant to Rule 433

Registration No. 333-230656

Free Writing Prospectus dated October 29, 2019

DTE ENERGY COMPANY

PRICING TERM SHEET

Issuer:	DTE Energy Company

Security:	2019 Series G 2.25% Senior Notes due 2022 (the “2022 Notes”)	2019 Series H 2.95% Senior Notes due 2030 (the “2030 Notes”)

Legal Format:	SEC Registered	SEC Registered

Principal Amount:	$500,000,000	$300,000,000

Maturity Date:	November 1, 2022	March 1, 2030

Interest Payment Dates:	May 1 and November 1, commencing on May 1, 2020	March 1 and September 1, commencing on March 1, 2020

Benchmark Treasury:	1.375% due October 15, 2022	1.625% due August 15, 2029

Benchmark Treasury Price/Yield:	99-06+/1.652%	98-03+/1.837%

Spread to Benchmark Treasury:	+65 basis points	+115 basis points

Yield to Maturity:	2.302%	2.987%

Coupon:	2.25%	2.95%

Price to Public:	99.851%	99.676%

Optional Redemption:	The 2022 Notes will be redeemable in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2022 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted on a semi-annual basis at the Adjusted Treasury Rate, plus 10 basis points; plus in either case, accrued and unpaid interest to the redemption date.	Prior to December 1, 2029 (the “Par Call Date”), the 2030 Notes will be redeemable in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2030 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due if the 2030 Notes matured on the Par Call Date discounted on a semi-annual basis at the Adjusted Treasury Rate, plus 20 basis points; plus in either case, accrued and unpaid interest to the redemption date. On or after the Par Call Date, the 2030 Notes will be redeemable at a redemption price equal to 100% of the principal amount of notes being redeemed, plus accrued and unpaid interest to the redemption date.

Special Mandatory Redemption:	The offering of the 2022 Notes is not conditioned upon the completion of the Transaction (as described in the Preliminary Prospectus Supplement dated October 29, 2019), which, if completed, will occur subsequent to the closing of the offering of the 2022 Notes. Upon the occurrence of a Special Mandatory Redemption Trigger (as described in the Preliminary Prospectus Supplement dated October 29, 2019), the Issuer will be required to redeem the 2022 Notes, in whole, at a redemption price equal to 101% of the aggregate principal amount of the 2022 Notes being redeemed, plus accrued and unpaid interest on the aggregate principal amount of the 2022 Notes being redeemed to, but excluding, the date of such redemption.	The offering of the 2030 Notes is not conditioned upon the completion of the Transaction (as described in the Preliminary Prospectus Supplement dated October 29, 2019), which, if completed, will occur subsequent to the closing of the offering of the 2030 Notes. Upon the occurrence of a Special Mandatory Redemption Trigger (as described in the Preliminary Prospectus Supplement dated October 29, 2019), the Issuer will be required to redeem the 2030 Notes, in whole, at a redemption price equal to 101% of the aggregate principal amount of the 2030 Notes being redeemed, plus accrued and unpaid interest on the aggregate principal amount of the 2030 Notes being redeemed to, but excluding, the date of such redemption.

Special Optional Redemption:	The 2022 Notes may also be redeemed at the Issuer’s option, in whole, at any time before July 1, 2020, at a redemption price equal to 101% of the aggregate principal amount of the 2022 Notes being redeemed, plus accrued and unpaid interest on the aggregate principal amount of such 2022 Notes being redeemed to, but excluding, the date of such redemption, if, in the Issuer’s judgment, the Transaction will not be consummated on or before July 1, 2020.	The 2030 Notes may also be redeemed at the Issuer’s option, in whole, at any time before July 1, 2020, at a redemption price equal to 101% of the aggregate principal amount of the 2030 Notes being redeemed, plus accrued and unpaid interest on the aggregate principal amount of such 2030 Notes being redeemed to, but excluding, the date of such redemption, if, in the Issuer’s judgment, the Transaction will not be consummated on or before July 1, 2020.

Trade Date:	October 29, 2019	October 29, 2019

Settlement Date:	T+5; November 5, 2019	T+5; November 5, 2019

CUSIP / ISIN:	233331 BE6 / US233331BE67	233331 BF3 / US233331BF33

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof	$2,000 and integral multiples of $1,000 in excess thereof

Anticipated Ratings (Moody’s/S&P/Fitch):*	Baa2 (Stable) / BBB (Stable) / BBB+ (Negative Watch)	Baa2 (Stable) / BBB (Stable) / BBB+ (Negative Watch)

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Scotia Capital (USA) Inc. BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC	Barclays Capital Inc. Citigroup Global Markets Inc. Scotia Capital (USA) Inc. BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Senior Co-Managers:

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

KeyBanc Capital Markets Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

KeyBanc Capital Markets Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Co-Managers:	Comerica Securities, Inc. PNC Capital Markets LLC The Williams Capital Group, L.P.	Comerica Securities, Inc. PNC Capital Markets LLC The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, Barclays Capital Inc. at (888) 603-5847; Citigroup Global Markets Inc. at (800) 831-9146; Scotia Capital (USA) Inc. at (800) 372-3930; BofA Securities, Inc. at (800) 294-1322; J.P. Morgan Securities LLC at 1-212-834-4533 or Wells Fargo Securities, LLC at (800) 326-5897.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.